CMS ENERGY ANNOUNCES EXCHANGE OFFERS
FOR CONVERTIBLE SENIOR NOTES
AND CONVERTIBLE PREFERED STOCK

JACKSON, Mich., Nov. 9, 2004 – CMS Energy (NYSE: CMS) announced today exchange offers for all of its outstanding 3.375 percent convertible senior notes due in 2023 and all of its outstanding 4.50 percent perpetual convertible preferred stock. The Company issued $150 million aggregate principal amount of the convertible senior notes and 5 million shares of the perpetual convertible preferred stock in 2003.

CMS Energy is making the exchange offers because of new accounting rules (EITF 04-8) adopted by the Financial Accounting Standards Board that go into effect Dec. 15, 2004. The new rules require companies to calculate diluted earnings per share by including contingent convertible securities as if they were converted to common shares at the time they were issued. Previously, companies would include the potential shares only when the conversion triggers were reached. CMS Energy believes the terms of the new notes and new preferred stock would eliminate most of that dilutive effect.

CMS Energy is offering the existing holders new notes and new preferred stock with a net share settlement feature, a change of control provision, and a cash exchange fee of $2.50 for each $1,000 principal amount of the old notes exchanged and $0.125 for each share of $50.00 of the old preferred stock exchanged.

The exchange offers will expire at 5 p.m. EST on Dec. 9, 2004, unless extended by CMS Energy. Holders should contact the information agent, Morrow & Co., Inc., for further information at:

Morrow & Co., Inc.
445 Park Avenue
5th Floor
New York, N.Y. 10022
Phone: 800-607-0088
Fax: 212-754-8300
E-mail: cms.info@morrowco.com

This news release does not constitute an offer to sell or a solicitation of offers to buy new notes or new preferred stock or any other security of the company or its subsidiaries. Any such offer shall only be made pursuant to an effective registration statement pursuant to the Securities Act of 1933, as amended, and applicable state requirements or from an exemption from registration or those requirements provided by applicable laws.

CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

# # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590